Exhibit 16.1

February 1, 2013

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read the press release on exhibit 99.1 to the Form 6-K dated February 1, 2013 of JinkoSolar Holding Co., Ltd. and are in agreement with the statements contained in the first, second and third paragraphs therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/Ernst & Young Hua Ming LLP

Shanghai, the People’s Republic of China